EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE          Contact: Robert E. Evans
---------------------                   President and Chief Executive Officer
February 21, 2001                       (740) 373-3155


               Peoples Bancorp Appoints Chief Integration Officer
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     Peoples also to present at Midwest 2001 Super-Community Bank Conference

         Marietta, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced today the recent appointment of Mark F. Bradley as Chief Integration Officer, a newly developed executive vice president position.
         "We are breaking new ground with this position," commented Robert E. Evans, Peoples' President and CEO. "Mark will be our strategy leader and will commit his energy to integrating the many facets of our business and aligning our resources. He will work with our leadership team to establish the long-term direction of our company, ensuring that we stay focused on customer service and creating stakeholder value."
         The Chief Integration Officer will be primarily responsible for strategic planning and accelerating change within the Company. He will also coordinate investor relations activities, integrate sales processes and future acquisitions, and oversee Peoples' corporate risk management programs.
         "Our ability to anticipate and quickly implement change in the dynamic financial services environment is key to our future success," Evans continued. "We have set some big goals for Peoples Bancorp. Mark will play a key role in communicating and leading the integration of our strategies, businesses, sales, systems, people, processes, etc."
         Bradley will serve as Chief Integration Officer and Controller until a new Controller is identified. Bradley has served as Controller for Peoples since January 1997 and has been with the Company since 1991. He is a graduate of Ohio University and received his MBA from Ohio University in 1999. Bradley also completed the Ohio Banker's School and is Treasurer for the Washington County Community Improvement Corporation, a non-profit organization dedicated to enhancing commerce in Washington County, Ohio.
         In other news, Peoples announced the Company will be a presenter at the Midwest 2001 Super-Community Bank Conference in Chicago, IL, on February 28 and March 1, 2001. Twelve of the leading small and mid-cap banks in the Midwest are sponsoring the annual conference for the benefit of institutional investors and brokerage firms. Peoples is scheduled to present February 28 at 6:15 pm Eastern time. A live webcast of Peoples' presentation and the entire event will be available through Investor Broadcast Network's Vcall.com and InvestorConference.com websites, located at www.vcall.com and www.investorconference.com. A link will also be provided on www.peoplesbancorp.com. Listeners should go to the website of their choice at least fifteen minutes before these events to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available for 90 days unless otherwise requested by a participating company. There is no charge to access any event.
         Peoples Bancorp Inc., a diversified financial services company with $1.1 billion in assets, offers a complete line of banking, investment, and insurance solutions through Peoples Bank's 40 offices and 27 ATM's in Ohio, West Virginia, and Kentucky. Peoples Bancorp's common stock is traded on the NASDAQ exchange under the symbol PEBO. Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples Bank's internet banking product, at www.peoplesbancorp.com.

                                 END OF RELEASE